Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2017, related to the financial statements of Wuxi Weifu Autocam Precision Machinery Company, Ltd. as of and for the year ended December 31, 2016, appearing in the Annual Report on Form 10-K of NN, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, People’s Republic of China

March 16, 2017